Changes in Registrants Certifying Accountant

(i)	At a meeting held on December 15, 2016, the Board of Trustees, upon recommendation of the Audit Committee, approved the replacement of Ernst & Young LLP (EY) as the independent registered public accounting firm for the Trust, and appointed RSM US LLP. RSM US LLP’s engagement was effective at the completion of EY’s audit of the financial statements of the Trust for the fiscal year ended September 30, 2015. The Trust did not consult with RSM US LLP during the fiscal years ended September 30, 2014 and 2015 and through the December meeting.

(ii)	EY’s reports on the financial statements of the Registrant for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

(iii)	In connection with its audits for the two most recent fiscal years and through December 16, 2015, (1) there were no disagreements with EY on any matter of accounting principle or practice, financial statement disclosure or auditing scope or procedure, whereby such disagreements, if not resolved to the satisfaction of EY, would have caused them to make reference to the subject matter of the disagreements in connection with their report on the financial statements for such years; and (2) there have been no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

(iv)	The Registrant has requested that EY furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not EY agrees with the statements made in this Item. A copy of such letter dated May 31, 2016 is attached hereto as Exhibit 77Q1 to this Form N-SAR.